Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form F-4/A2 of Gorilla Technology Group Inc. (the “Company”) of our report dated February 16, 2021, except for Note 8 as to which the date is March 18, 2021, with respect to our audit of Global SPAC Partners Co.’s financial statements as of December 31, 2020 and the period from August 6, 2020 (inception) through December 31, 2020, which includes an explanatory paragraph as to Global SPAC Partners Co.’s ability to continue as a going concern and appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

New York, New York

March 14, 2022